Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

General

Pursuant to our Certificate of Incorporation, we are authorized to issue 42,500 share of capital stock, $0.001 par value per share, consisting of:
•3,000 shares of Class A-1 Interests, 500 shares of Class A-2 Interests, 500 shares of Class A-3 Interests, and 8,500 shares of Class A-4 Interests; and
•30,000 shares of Class B Interests.
Ownership Interests

No vote of the holders of our stock, except as otherwise provided in the Stockholders Agreement, shall be necessary to issue any shares of any class or series of stock authorized by the second amended and restated certificate of incorporation to be in effect prior to the closing of this offering. The rights, preferences and privileges of the holders of any class or series of our stock are subject to and may be adversely affected by the rights of the holders of shares of any class or series of our stock that we may authorize in the future.

Unless otherwise specified, our second amended and restated certificate of incorporation, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof with respect to our shares of stock that we may issue from time to time.

Voting Rights

Each Class A Interest is entitled to one vote on all matters submitted to a vote of stockholders. Each Class B Interest is entitled to one vote on all matters submitted to a vote of stockholders.

Each class of our stock will vote together as a single class with all other classes of stock, unless otherwise required by law. Under DGCL Section 242(b)(2), Delaware law would require holders of a class of stock to vote separately as a single class if we were to seek to (i) increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences or special rights of one class of stock in a manner that affected such shares adversely. However, in accordance with Delaware law, with respect to any increase or decrease in the aggregate number of authorized shares of a class of stock, our second amended and restated certificate of incorporation provides that the number of authorized shares of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of any holders of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests, irrespective of the provisions of Section 242(b)(2) of the DGCL. Delaware law also requires holders of a series of stock to vote separately as a single class if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of one or more series of stock in a manner that affected such shares adversely, but shall not so affect the entire class.

Dividends

Class A Interests

We will be permitted, but not required, to pay dividends on our Class A Interests.

Class B Interests

Holders of our Class B Interests are not entitled to participate in any dividends declared by our Board.

Exhibit 4.1
Liquidation

In the event of a sale, liquidation, dissolution or winding up of Bally’s Chicago Operating Company, including a change of control, after payment or provision for payment of Bally’s Chicago Operating Company’s debt and liabilities, including any amounts due under Bally’s Chicago Operating Company’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of Bally’s Chicago Operating Company. In turn, the interests in the net assets of Bally’s Chicago Operating Company received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed by us at the time of such liquidation. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests. Class B Interests hold no economic interest in Bally’s Chicago, Inc.

Transfer Restrictions

Our Class A Interests will not be freely tradeable and will be subject to transfer restrictions.

Right of First Refusal

Five years after the closing of the initial public offering, we and Bally’s Corporation will have a right of first refusal if any holder of Class A Interests receives a bona fide offer from any person or entity to purchase such holder’s Class A Interests that the holder desires to accept to transfer all or any portion of any Class A Interests that it owns.

Drag-Along Rights

In the event that Bally’s Corporation (or any successor entity) proposes and/or we (as applicable) propose to sell us or all or substantially all of our assets to a third party purchaser, or agrees to any other transaction that would result in Bally’s Corporation no longer directly or indirectly controlling a majority of our outstanding shares, holders of our stock may be required to participate in such sale.

Tag-Along Rights

If any holder of Class B Interests proposes to transfer any of its Class B Interests to any person, each holder of Class A Interests will be permitted to participate in such sale.

No Affiliation with City of Chicago

Officials, employees, or family members of an official or employee of the City of Chicago are not permitted to, directly or indirectly, hold any of our stock.

Anti-Takeover Provisions

Bally’s Corporation Elevated Ownership Stake

Bally’s Corporation holds substantially all of the voting power of our outstanding stock. As a result, Bally’s Corporation is able to control all matters submitted to holders of our stock for approval. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders might view as beneficial.

Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

The number of directors constituting our Board is permitted to be established only by a resolution adopted by a majority of our whole Board, and only our Board is authorized to fill vacant directorships, including newly created directorships.

Exhibit 4.1
Our Board will consist of six directors. Bally’s Chicago Holding Company, a wholly-owned subsidiary of Bally’s Corporation, is the sole holder of our Class B Interests and the holder of 2,141 of our Class A-4 Interests. Because the holders of our stock do not have cumulative voting rights, until such time as Bally’s Chicago Holding Company owns less than a majority of our Class B Interests, Bally’s Chicago Holding Company will elect a majority or more of the members of our Board. Our second amended and restated bylaws include advance notice procedures and other content requirements applicable to holders of our stock for proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to our Board.

Our second amended and restated certificate of incorporation provide that any action required or permitted to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of stock of the Company representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Company then issued and outstanding entitled to vote thereon were present and voted and (2) delivered to the Company in accordance with applicable law.

Our second amended and restated certificate of incorporation require stockholders holding at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all holders of our stock entitled to vote thereon to remove a director, and such removal may be with or without cause. Our second amended and restated certificate of incorporation also require stockholders holding at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all holders of our stock entitled to vote thereon to amend, repeal or adopt provisions inconsistent with certain provisions of our second amended and restated certificate of incorporation and for our stockholders to amend our second amended and restated bylaws.

The combination of the lack of cumulative voting rights and supermajority voting requirements makes it more difficult for holders of our stock other than Bally’s Chicago Holding Company (for so long as it holds sufficient voting rights) to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for holders of our stock other than Bally’s Chicago Holding Company (for so long as it holds sufficient voting rights) or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We elect not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Exhibit 4.1
Delaware as Sole and Exclusive Forum

Our second amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or second amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

Transfer Agent and Registrar

BitGo Trust will act as our registrar and transfer agent for our Class A Interests. Our Class A Interests will be held in book-entry form only on our books and records, and any transfers of our Class A Interests must be made through an account with BitGo Trust.